Exhibit 10.54
                             SECURED PROMISSORY NOTE
                                     752834

$6,200,000.00                                                    March 16, 2001


1. FOR VALUE RECEIVED, NEW BRIGHTON BUSINESS CENTER LLC, a Delaware limited liability company, as "Borrower" ("Borrower" to be construed as "Borrowers" if the context so requires), hereby promises to pay to the order of PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation (as "Lender"), having a principal place of business and post office address at c/o Principal Capital Management, LLC, 801 Grand Avenue, Des Moines, Iowa 50392-1450, or at such other place as Lender may designate, the principal sum of Six Million Two Hundred Thousand and 00/100 Dollars ($6,200,000.00) (the "Loan Amount") or so much thereof as shall from time to time have been advanced, together with interest on the unpaid balance of said sum from March 16, 2001 (the "Closing Date"), at the rate of Seven and Twenty-three one hundredths percent (7.23%) per annum.

         A payment of interest from the Closing Date to and including March 31, 2001 shall be paid on the Closing Date calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on the foregoing annual interest rate and a 360-day year. Thereafter, interest shall be computed on the unpaid balance on the basis of a 360-day year composed of twelve 30-day months. Beginning on May 1, 2001, principal and interest shall be due and payable in installments of Forty Eight Thousand Nine Hundred Twenty-eight Dollars and 21/100 ($48,928.21), with an installment in a like amount due and payable on the same day of each month thereafter continuing to and including April 1, 2006. Lender shall have the right to declare this Note to be due and payable in full on the Call Date or to adjust the per annum interest rate on the Rate Adjustment Date to an interest rate established by Lender ("Adjusted Interest Rate") as herein provided. In the event Lender elects to declare this Note to be due and payable, this Note shall become due and payable, in full, without a Make Whole Premium on April 1, 2006 ("Call Date"). In the event Lender elects to adjust the interest rate, then on March 1, 2006 ("Rate Adjustment Date") the per annum interest rate shall be adjusted to the Adjusted Interest Rate and commencing on April 1, 2006, monthly installments of principal and interest shall be due and payable in an amount determined by amortizing the then principal balance of this Note over a 15-year term at the Adjusted Interest Rate, and a like amount shall be due and payable on the same day of each month thereafter, until said principal and interest shall be paid, except that all remaining principal and interest shall be due and payable on April 1, 2011 or such earlier date resulting from acceleration of the Indebtedness by Lender ("Maturity Date"). Each installment shall be credited first upon interest then accrued and the remainder upon principal, and interest shall cease to accrue upon principal so credited. All principal and interest shall be paid in lawful money of the United States of America, by automated clearing house transfer through such bank or financial institution as shall be approved in writing by Lender, shall be made to an account designated by Lender, and shall be initiated by Lender or shall be made in such other manner as Lender may direct from time to time.

         Lender shall notify Borrower in writing ("Lender's Election Notice") on or before February 1, 2006 of Lender's election to adjust the interest rate or of Lender's intention to declare this Note to be due and payable in full. In the event Lender elects to adjust the interest rate, Lender's Election Notice will contain the number of basis points ("Spread") and the United States Treasury Issue ("Treasury Issue") that Lender anticipates it will use to establish the Adjusted Interest Rate. The Spread shall be determined by Lender in its sole discretion based on Lender's evaluation of: (i) the then current financial performance and projected risk of the Premises, which shall encompass various factors, including but not limited to contract debt service coverage, loan-to-value ratio, economic debt service coverage, occupancy, frequency of tenant rollover, financial strength and stability of tenants; (ii) the then current financial status of Borrower, which shall include but not be limited to creditworthiness, financial strength, percentage of liabilities to liquid assets, and annual net income; and (iii) the remaining term and current outstanding balance of the Note.


         At any time and from time to time before the Adjusted Interest Rate is established, provided at least seven (7) days have elapsed since the previous Lender's Election Notice, Lender may establish a new Spread which Lender anticipates it will use to establish the Adjusted Interest Rate and notify Borrower of the same. Within thirty (30) days of the initial Lender's Election Notice, the Adjusted Interest Rate must be established by mutual written agreement of Lender and Borrower. The Adjusted Interest Rate may only be established by mutual written agreement of Lender and Borrower and simultaneous payment by Borrower of Fifteen Thousand and 00/100 Dollars ($15,000.00) ("Rate Adjustment Fee"). In the event: (i) Lender notifies Borrower of its intention to declare this Note to be due and payable in full, (ii) Lender and Borrower are unable for any reason to mutually agree in writing on the Adjusted Interest Rate within thirty days after the initial Lender's Election Notice; or (iii) Borrower fails to pay the Rate Adjustment Fee to Lender when due, this Note shall become due and payable in full, on the Call Date, without a Make Whole Premium, and all principal, interest accrued or to accrue to the date of prepayment at the rate in effect at the time of the initial Lender's Election Notice, and all other Indebtedness shall become immediately due and payable in full. Notwithstanding any other provision herein, Lender shall not be obligated to adjust the interest rate if any default exists under this Note or the Loan Documents.

         In the event Borrower accepts the Adjusted Interest Rate, Borrower is required to provide Lender the following:

          (i) a new ALTA standard loan title policy for the Loan or an endorsement updating said title policy in the full amount of the Loan in form and by an issuer satisfactory to Lender at the time of the rate adjustment unless (x) the outstanding balance of the Loan at the time of the Call Date is less than $20,000,000.00, (y) no liens or encumbrances exist against the Premises except as previously approved by Lender in the Mortgage, and (z) no mortgages or deeds of trust exist against the Premises except for the Mortgage. Borrower further agrees that the policy shall insure Lender's Mortgage, at the Adjusted Interest Rate to be a first and prior lien subject only to those exceptions which were previously approved by Lender and provide coverage against mechanic's liens;

          (ii) an amendment to the Note in form and substance satisfactory to Lender executed by Borrower evidencing the Adjusted Interest Rate and a representation that the Premises is free and clear of any liens, privileges, mortgages or encumbrances except as expressly permitted in the Mortgage;

          (iii) a usury opinion or endorsement to the title policy acceptable to Lender if Lender reasonably believes that the Adjusted Interest Rate is or may be usurious; and

          (iv) a title search acceptable to Lender and reimbursement for Lender's costs incurred in obtaining the same.

2. No privilege is reserved by Borrower to prepay any principal of this Note prior to the Maturity Date, except on or after the date hereof, privilege is reserved, after giving thirty (30) days' prior written notice to Lender, to prepay in full, but not in part, all principal and interest to the date of payment, along with all sums, amounts, advances, or charges due under any instrument or agreement by which this Note is secured, upon the payment of a "Make Whole Premium." The Make Whole Premium shall be the greater of one percent (1%) of the principal amount to be prepaid or a premium calculated as provided in subparagraphs (a) through (c) below:

          (a) Determine the "Reinvestment Yield." The Reinvestment Yield will be equal to the yield on the applicable* U.S. Treasury Issue ("Primary Issue")** published one week prior to the date of prepayment and converted to an equivalent monthly compounded nominal yield.

     **In the event there is no market activity involving the Primary Issue at the time of prepayment, Lender shall choose a comparable Treasury Bond, Note or Bill ("Secondary Issue") which Lender reasonably deems to be similar to the Primary Issue's characteristics (i.e., rate, remaining time to maturity, yield).

          (b) Calculate the "Present Value of the Mortgage." The Present Value of the Mortgage is the present value of the payments to be made in accordance with this Note (all installment payments and any remaining payment due on the Call Date, or if the Call Date has already passed, on the Maturity Date) discounted at the Reinvestment Yield for the number of months remaining from the date of prepayment to the Call Date, or if the Call Date has already passed, to the Maturity Date.

          (c) Subtract the amount of the prepaid proceeds from the Present Value of the Mortgage as of the date of prepayment. Any resulting positive differential shall be the premium.

          As set forth above, the U.S. Treasury Issue applicable for each prepayment period is as follows:

          Prepayment Period                           U.S. Treasury Issue

          To March 1, 2006                                    *
          March 1, 2006 to March 1, 2011                      *

         *At this time there is not a U.S. Treasury Issue for this prepayment period. At the time of prepayment, Lender shall select in its sole and absolute discretion a U.S. Treasury Issue with similar remaining time to the end of the applicable prepayment period.

3. Borrower agrees that if Lender accelerates the whole or any part of the principal sum evidenced hereby, or applies any proceeds pursuant to the provisions of the Loan Documents, Borrower waives any right to prepay said principal sum in whole or in part without premium and agrees to pay, as yield maintenance protection and not as a penalty, the Make Whole Premium.

4. If any payment of principal, interest, Make Whole Premium, or other Indebtedness is not made when due, damages will be incurred by Lender, including additional expense in handling overdue payments, the amount of which is difficult and impractical to ascertain. Borrower therefore agrees to pay, upon demand, the sum of four cents ($.04) for each one dollar ($1.00) of each said payment which becomes overdue ("Late Charge") as a reasonable estimate of the amount of said damages, subject, however, to the limitations contained in paragraph 6 hereof.

5. If any Event of Default has occurred and is continuing under the Loan Documents, the entire principal balance of the Loan, interest then accrued, and Make Whole Premium, and all other Indebtedness whether or not otherwise then due, shall at the option of Lender, become immediately due and payable without demand or notice, and whether or not Lender has exercised said option, interest shall accrue on the entire principal balance, interest then accrued, Make Whole Premium and any other Indebtedness then due, at a rate equal to the Default Rate until fully paid.

6. Notwithstanding anything herein or in any of the other Loan Documents to the contrary, no provision contained herein or therein which purports to obligate Borrower to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent it calls for the payment of any interest or other amount in excess of such maximum. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lender shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall, at the option of Lender, be refunded to Borrower or be applied to the reduction of the principal hereof and not to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal hereof such excess shall be refunded to Borrower. This paragraph shall control all agreements between Borrower and Lender.

7. Borrower and any endorsers or guarantors waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment, and agree the Maturity Date of this Note or any installment may be extended without affecting any liability hereunder, and further promise to pay all reasonable costs and expenses, including but not limited to, attorney's fees incurred by Lender in connection with any default or in any proceeding to interpret and/or enforce any provision of the Loan Documents. No release of Borrower from liability hereunder shall release any other maker, endorser or guarantor hereof.

8. This Note is secured by the Loan Documents creating among other things legal and valid encumbrances on and an assignment of all of Borrower's interest in any Leases of the Premises located in the county of Ramsey, state of Minnesota. Capitalized terms used herein and not otherwise defined shall have those meanings given to them in the Loan Documents. In no event shall such documents be construed inconsistently with the terms of this Note, and in the event of any discrepancy between any such documents and this Note, the terms hereof shall govern. The proceeds of this Note are to be used for business, commercial, investment or other similar purposes, and no portion thereof will be used for any personal, family or household use. This Note shall be governed by and construed in accordance with the laws of the State where the Premises is located, without regard to its conflict of law principles.

9. Notwithstanding any provision to the contrary in this Note or the Loan Documents and except as otherwise provided for below, the liability of Borrower and any general partner of Borrower under the Loan Documents shall be limited to the interest of Borrower and any general partner of Borrower in the Premises and the Rents. In the event of foreclosure of the liens evidenced by the Loan Documents, no judgment for any deficiency upon the Indebtedness evidenced by the Loan Documents shall be sought or obtained by Lender against Borrower or any general partner of Borrower. Nothing herein shall in any manner limit or impair
(i) the lien or enforcement of the Loan Documents pursuant to the terms thereof or (ii) the obligations of any indemnitor or guarantor, if any.

         Notwithstanding any provision hereinabove to the contrary, Borrower and any general partner of Borrower shall be personally liable to Lender for:

         (a) any loss or damage to Lender arising from (i) the sale or forfeiture of the Premises resulting from Borrower's failure to pay any of the taxes, assessments or charges specified in the Loan Documents or (ii) Borrower's failure to insure the Premises in compliance with the provisions of the Loan Documents;

         (b) any event or circumstance for which Borrower indemnifies Lender under the Environmental Indemnity;

         (c) nonpayment of taxes, assessments, insurance premiums and utilities for the Premises and any penalty or late charge associated with nonpayment thereof;

         (d) failure to manage, operate, and maintain the Premises in a commercially reasonable manner for similar property types in the surrounding geographic area;

         (e) any sums expended by Lender in fulfilling the obligations of Borrower as lessor under any Lease of the Premises prior to a sale of the Premises pursuant to foreclosure or power of sale, a bona fide sale (permitted by the terms of paragraph 2(f) of the Mortgage or consented to in writing by Lender) to an unrelated third party or upon conveyance to Lender of the Premises by a deed acceptable to Lender in form and content (each of which shall be referred to as a "Sale" for purposes of this paragraph) or expended by Lender after a Sale of the Premises for obligations of Borrower which arose prior to a Sale of the Premises;

                  Borrower's personal liability for items specified in (c), (d) and (e) above shall be limited to the amount of rents, issues, proceeds and profits from the Premises ("Rents and Profits") received by Borrower for the twenty-four (24) months preceding an Event of Default and thereafter; but less any such Rents and Profits applied to (A) payment of principal, interest and other charges when due under the Loan Documents, or (B) payment of expenses for the operation, maintenance, taxes, assessments, utility charges and insurance of the Premises including sufficient reserves for the same or replacements or renewals thereof ("Operation Expense(s)") provided that (x) Borrower has furnished Lender with evidence satisfactory to Lender of the Operation Expenses and payment thereof, and (y) any payments to parties related to Borrower shall be considered an Operation Expense only to the extent that the amount expended for the Operation Expense does not exceed the market rate for such Operation Expense.

          (f) any rents or other income regardless of type or source of payment or other considerations in lieu thereof (including, but not limited to, common area maintenance charges, lease termination payments, refunds of any type, prepayment of rents, settlements of litigation, or settlements of past due rents) from the Premises which Borrower has received or will receive after an Event of Default under the Loan Documents which are not applied to (A) payment of principal, interest and other charges when due under the Loan Documents or (B) payment of Operation Expenses provided that
     (x) Borrower has furnished Lender with evidence satisfactory to Lender of the Operation Expenses and payment thereof, and (y) any payments to parties related to Borrower shall be considered an Operation Expense only to the extent that the amount expended for the Operation Expense does not exceed the market rate for such Operation Expense;

         (g) any security deposits of tenants, together with any interest on such security deposits required by law or the leases, not turned over to Lender upon conveyance of the Premises to Lender pursuant to foreclosure or power of sale or by a deed acceptable to Lender in form and content;

         (h) misapplication or misappropriation of tax reserve accounts, tenant improvement reserve accounts, security deposits, prepaid rents or other similar sums paid to or held by Borrower or any other entity or person in connection with the operation of the Premises;

          (i) any insurance or condemnation proceeds or other similar funds or payments applied by Borrower in a manner other than as expressly provided in the Loan Documents; and

         (j) any loss or damage to Lender arising from any fraud or willful misrepresentation by or on behalf of Borrower, Interest Owner or any guarantor regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by or on behalf of Borrower, Interest Owner or any guarantor in connection with the Loan.

                  Notwithstanding anything contained in paragraphs 9(a)(i) and 9(c) hereinabove as it relates solely to taxes, assessments and insurance premiums, to the extent Lender is impounding for taxes, assessments and insurance premiums in accordance with the Loan Documents and Borrower has fully complied with all terms and conditions of the Loan Documents relating to impounding for the same, then Borrower shall not be personally liable for Lender's failure to apply any of said impound amounts held by Lender in accordance with the Loan Documents.

         Notwithstanding anything to the contrary in the Loan Documents, the limitation on liability contained in the first paragraph of this paragraph 9 SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event:

         (w) of any breach or violation of paragraph 2(f) (due on sale or encumbrance) of the Mortgage, other than (i) the filing of a nonmaterial mechanic's lien affecting the Premises or a mechanic's lien affecting the Premises for which Borrower has complied with the provisions of paragraph 1(e) of the Mortgage, or (ii) the granting of any utility or other nonmaterial easement or servitude burdening the Premises, or
                  (iii) any transfer or encumbrance of a nonmaterial economic interest in the Premises not otherwise set forth in (i) or
                  (ii); or

         (x) of any filing by Borrower of a petition in bankruptcy or insolvency or a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy laws of the United States or under any other applicable federal, state or other statute or law.

10. If more than one, all obligations and agreements of Borrower and of any general partners of Borrower are joint and several.

11. This Note may not be changed or terminated orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. All of the rights, privileges and obligations hereunder shall inure to the benefit of the heirs, successors and assigns of Lender and shall bind the heirs and permitted successors and assigns of Borrower.

12. If any provision of this Note shall, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

13. This Note may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.

                            (Signatures on next page)

              NEW BRIGHTON BUSINESS CENTER LLC, a Delaware limited liability company



             By    ______________________________
                   Name:
                   Title: